Exhibit 99.1

FOR IMMEDIATE RELEASE

TerreStar Names Douglas Brandon General Counsel

RESTON, Va. – January 5, 2008 – TerreStar Corporation (NASDAQ: TSTR) today announced that Douglas Brandon has been appointed General Counsel, Secretary and Senior Vice President  for TerreStar and its subsidiaries, effectively immediately. Brandon is responsible for the management of all legal matters for the Company and reports directly to TerreStar President Jeffrey Epstein

Brandon has over 20 years of experience in the wireless telecommunications industry. Prior to joining TerreStar, Brandon was Vice President of External Affairs & Law, Chief Counsel for Federal Affairs, and Associate General Counsel at AT&T Wireless Services, Inc. Prior to AT&T Wireless, Brandon had been a Vice President of McCaw Cellular Communications, Inc.

“We are proud to have our legal team headed by an industry veteran and lawyer with such an outstanding breadth of experience and record of achievement,” said Jeffrey Epstein. “We believe TerreStar will benefit from Doug’s extensive regulatory and corporate experience with mergers and acquisitions, financings, securities and corporate governance.”

Brandon is a member of the New York, District of Columbia and Virginia (Corporate Counsel) Bars. He is also admitted to appear before the Supreme Court of the United States and the U.S. Court of Appeals for the Second, Ninth and District of Columbia Circuits.  He was a law clerk to the Honorable William H. Timbers of the U.S. Court of Appeals for the Second Circuit.  Brandon received his bachelor’s degree from the University of Virginia and his law degree from Vanderbilt University.

About TerreStar Corporation
TerreStar Corporation is the controlling shareholder of TerreStar Networks Inc. and TerreStar Global Ltd. For additional information on TerreStar Corporation, please visit the company's website at www.terrestarcorp.com.

About TerreStar Networks Inc.
TerreStar Networks, Inc. (www.terrestar.com), a majority-owned subsidiary of TerreStar Corporation (NASDAQ: TSTR), is enabling its partners and their customers to offer a reliable and secure satellite-terrestrial mobile broadband network that will provide mobile voice, data and video services to homeland defense and public safety organizations, rural and under-served communities, outdoor adventurers, maritime industry, (M2M) machine-to-machine communications providers, and to ‘power’  users interested in 'anywhere' coverage throughout North America.

Statement under the Private Securities Litigation Reform Act:
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to the strategy of TerreStar Corporation, its plans, and the transactions described in this press release. Such statements generally include words such as could, can, anticipate, believe, expect, seek, pursue, proposed, potential and similar words and terms in connection with future results. We assume no obligation to update or supplement such forward-looking statements.

Media & Investor Relations:
Deirdre Blackwood
TerreStar
+1.703.483.7824
Deirdre.blackwood@terrestar.com